UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☒ Definitive Additional Materials
☐ Soliciting Material pursuant to §240.14a-12

SANDY SPRING BANCORP, INC.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒ No fee required.
☐ Fee paid previously with preliminary materials.
☐ Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11.

April 26, 2023

Dear Fellow Stockholder:

WE NEED YOUR VOTE. As of this writing, we have not yet received your vote on the two proposals to amend the articles of incorporation of Sandy Spring Bancorp, Inc. (the “Company”). These are proposals that will eliminate the classification of the board of directors and reduce the supermajority requirement to make certain amendments to our Articles of Incorporation to a simple majority. If these proposals pass, all directors will be elected annually for a one-year term instead of being elected for staggered three year terms, and shareholders will be have greater ability to influence governance policies by making it easier to approve future changes to our Articles of Incorporation. The Board of Directors unanimously recommends a vote FOR these proposals as best practices in corporate governance.

Your vote is critically important, no matter how many shares you own. Both proposals have received a substantial favorable vote, but they have not received the vote required for approval, which is 80 percent of the total outstanding shares of the Company. In order to save your Company the expense of further solicitation, we urge you to vote your shares by telephone or Internet now. If you have any questions about voting, please call our proxy solicitor, Georgeson, at 1-866-357-4029.

The annual meeting of shareholders will convene on Wednesday, May 24, 2023. As that date approaches, if we have not received your proxy you may receive a phone call from a representative of Georgeson reminding you to exercise your right to vote.

Thank you for your cooperation and support.

Sincerely,

Dan Schrider
President and CEO

Four Ways to Vote		PROXY QUESTIONS? Call 1-866-357-4029
ONLINE	PHONE	QR CODE	MAIL
GO TO PROXYVOTE.COM (beneficial owners) or ENVISIONREPORTS.COM/SASR (record holders). Please have your proxy card when accessing the website. There are easy to follow directions.
WITHOUT A PROXY CARD Call 1-866-357-4029 Monday to Friday, 9:00 a.m. – 9:00 p.m., ET to speak with a proxy specialist.

WITH A PROXY CARD
Call the toll-free number on your proxy card or voting instruction form and follow the instructions provided.
		WITH A SMARTPHONE Vote by scanning the quick response code or “QR code” on your proxy card or voting instruction form.	Complete, sign, date and mail your proxy card or voting instruction form in the postage-paid envelope provided.